EXHIBIT 10.2

THE 2007 EQUITY PARTICIPATION PLAN
OF IDCENTRIX, INC.
FORM OF
NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Stock Option Agreement (this “Agreement”), dated as of January 9, 2009 (“Date of Grant”), between iDcentrix, Inc. (“iDcentrix”) and Francine Dubois (the “Participant”).

BACKGROUND

Pursuant to the terms of The 2007 Equity Participation Plan of iDcentrix, Inc., as amended (the “Plan”), iDcentrix desires to (a) provide an incentive to the Participant, (b) encourage the Participant to contribute materially to the growth of iDcentrix and its subsidiaries (collectively, the “Company”) and (c) more closely align the Participant’s economic interests with those of iDcentrix stockholders by means of a Non-Qualified Stock Option Award.  Whenever capitalized terms are used in this Agreement, they shall have the meanings set forth in this Agreement or, if not defined in this Agreement, as set forth in the Plan.

The Plan allows the Company to provide rewards and incentives to certain employees of the Company by, among other things, granting them opportunities to purchase shares of Common Stock.  The Committee has determined that in consideration of the Participant’s agreement to reduce her base salary by twenty percent (20%) for one year, provided that if the Company receives funding of at least $1 Million prior to June 30, 2009,  the reduction in the Participant’s base salary shall be eliminated effective as of July 1, 2009 it would be in the best interest of the Company and its stockholders to grant the Options to the Participant under the Plan.

In consideration of the covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Participant and iDcentrix hereby agree as follows:

ARTICLE 1

GRANT OF OPTIONS

1.1           Grant of Options.  The Participant is hereby granted Non-Qualified Stock Options representing the right to purchase 94,000 shares of Common Stock (i) in consideration of the Participant’s agreement to reduce her base salary by twenty percent (20%) commencing December 16, 2008 through December 15, 2009, provided that if the Company receives funding of at least $1 Million (as determined in the sole discretion of the Committee) (a) on or prior to June 30, 2009,  the reduction in the Participant’s base salary shall be eliminated on a prospective basis only effective as of July 1, 2009 or (b) after June 30, 2009 but prior to December 15, 2009, the reduction in the Participant’s base salary shall be eliminated on a prospective basis only effective as of the date the Company receives such funding and (ii) subject to the restrictions and conditions set forth in this Agreement.  References in this Agreement to “Option” and “Options” mean the options granted hereby, individually and in the aggregate.

1.2           Option Price.  The price per share of the shares of Common Stock subject to the Option is $0.12 (the “Option Price”), which is the same as the Fair Market Value of a share of Common Stock on the Date of Grant.

1.3           Grant Information.  The Options have been granted under the Plan.  The Committee authorized the grant of the Options on the Date of Grant.

ARTICLE 2

EXERCISABILITY OF OPTIONS

All of the Options are unvested on the Date of Grant.  Options shall vest upon, but only upon, the events described in Section 2.1, unless vesting is accelerated pursuant to Sections 2.2 or 2.3 or terminated pursuant to Section 2.5.  Vested Options shall be exercisable as described in Sections 2.4 and Article 3, in each case subject to limitations set forth in Article 4.  All Options shall be non-transferable as set forth in Section 5.2.  All shares of Common Stock issued upon exercise of Options shall be transferable, although:

(a)           transferability may be subject to pre-clearance, blackout, registration and other requirements and restrictions under the Company’s insider trading and other compliance policies and procedures; and

(b)           transfers by executive officers should be reviewed in advance to determine if there would be any potential liability for short-swing profits under Section 16(b) of the Exchange Act.

2.1           Time Vesting.  If not sooner vested pursuant to Section 2.2 or 2.3 and unless previously forfeited pursuant to Section 2.5, all of the Options shall vest based on the passage of time according to the following vesting schedule:

Number of Shares	Vesting Date
94,000	July 1, 2009

If an Option in respect of a partial share of Common Stock would vest on any date, the total number of Options vesting on such date shall be rounded up to the nearest whole share of Common Stock, calculated on a cumulative basis.

2.2           Accelerated Vesting.  If not sooner vested and exercisable, and unless previously cancelled pursuant to Section 2.5 or 4.2, all of the Options shall vest and become immediately exercisable upon a termination of the Participant’s employment by the Company without Cause (as defined in Section 5.1) within one year following a Corporate Transaction.

2.3           Discretionary Vesting and Exercisability.  The Committee may accelerate the vesting of any or all of the Options at any time and for any reason.

2.4           Exercise; Restriction on Exercise.  No unvested Options shall be exercisable.  All vested Options shall become exercisable at the time they first vest and shall cease to be exercisable at the time they expire and are forfeited as provided in Section 2.5 or Article 4.

2.5           Effect of Termination of Employment on Vesting; Expiration of Unvested Options.  All unvested Options expire and are forfeited upon the earliest to occur of:

(i)           the time of notification of the termination of the Participant’s employment by the Company for Cause;

(ii)           termination of the Participant’s employment for any reason other than Cause; and

(iii)           expiration as provided in Section 4.1.

2.6           Corporate Transaction.  Except as otherwise provided in this Agreement, the effect of a Corporate Transaction on the Participant’s Option is subject to Section 9.3 of the Plan.

ARTICLE 3

EXERCISE OF OPTIONS

3.1           Person Who Can Exercise.  Exercisable Options may only be exercised by the Participant, except that (i) in the event of the Disability (as defined in Section 5.1) of the Participant, those Options may be exercised by the Participant’s legal guardian or legal representative, and (ii) in the event of death, those Options may be exercised by the executor or administrator of the Participant’s estate or the person or persons to whom the Participant’s rights under those Options pass by will or the laws of descent and distribution.

3.2           Procedure for Exercise.  Exercisable Options may be exercised in whole or in part with respect to any portion thereof that is exercisable; provided that only an Option or Options to purchase a whole number of shares of Common Stock may be exercised at any time.  To exercise an exercisable Option, the Participant (or such other person who shall be permitted to exercise that Option as set forth in Section 3.1) must complete, sign and deliver to the Secretary of the Company an exercise notice, substantially in the form attached hereto as Attachment A, as such form may be amended from time to time by the Company in its sole discretion, together with payment in full of the Option Price multiplied by the number of shares of Common Stock with respect to which that Option is exercised, in accordance with the option exercise procedures of the Company as in effect from time to time.  The right to exercise any Option shall be subject to the satisfaction of all conditions set forth in such form of exercise notice.   Payment of the Option Price shall be made in cash (including check, bank draft or money order).  The Participant’s right to exercise the Option shall be subject to the satisfaction of all conditions set forth in such exercise notice.

3.3           Withholding of Taxes.

(i)           The Participant acknowledges that, unless satisfied by the Participant (or such other person who may be permitted to exercise Options as set forth in Section 3.1), the Company may withhold or deduct from any or all payments or amounts due to or held for the Participant (or such other person who may be permitted to exercise Options as set forth in Section

3.1), whether due from the Company or held in the account of the Participant (or such other person) at any broker facilitating the exercise of Options, or secure payment from the Participant of, an amount (the “Withholding Amount”) equal to all taxes (including unemployment (including FUTA), social security and medical (including FICA), and other governmental charges of any kind as well as income and other taxes) required under any applicable law to be withheld or deducted with respect to any and all taxable income and other amounts attributable to the Options.

(ii)           The Withholding Amount shall be determined by the Company.

(iii)           Immediately upon request by the Company, the Participant agrees to pay all, or a portion if so requested by the Company, of the Withholding Amount to the Company in cash.

(iv)           The timing of withholding or deduction from such payments or amounts shall be determined by the Company.

ARTICLE 4

EXPIRATION OF OPTIONS

4.1           Expiration.  Vested and unvested Options shall expire and be forfeited at, and no Option may be exercised after, 5:00 p.m., Eastern Time on the day immediately preceding the tenth anniversary of the Date of Grant.

4.2           Earlier Expiration.  Options shall expire and be forfeited earlier than the time provided in Section 4.1 as follows:

(i)           all unvested Options shall expire and be forfeited as provided in Section 2.4;

(ii)           upon notice of termination of the Participant’s employment by the Company for Cause, all vested Options shall expire and be forfeited immediately at the time notice of such termination is given (unless otherwise determined by the Company in its sole discretion);

(iii)           upon termination of the Participant’s employment by the Company without Cause or the Participant’s resignation from employment with the Company other than in connection with death or Disability, all vested Options shall expire and be forfeited immediately at the close of business on the ninetieth (90th) day following the date of such termination (or, if such date is not a business day, on the next succeeding business day); and

(iv)           upon termination of the Participant’s employment due to the Participant’s death or Disability, all vested Options shall expire and be forfeited immediately at the close of business on the 12-month anniversary of the date of such termination (or, if such date is not a business day, on the next succeeding business day).

4.3           Cancellation.  Vested and unvested Options which expire unexercised shall be treated as cancelled.

4.4           Effective Date.  For purposes hereof, except as otherwise set forth in Sections 2.5, the date of resignation or termination of employment means the last date of actual employment or the last day of services for the Company as a director, even if a different date is used for administrative convenience in connection with any employee retirement, benefit or welfare plans.

ARTICLE 5

MISCELLANEOUS

5.1           Definitions.

(i)           “Cause” shall mean:

(a)           neglect or willful misconduct which is or is reasonably expected to be materially and demonstrably injurious to the Company or its customers or vendors;

(b)           material breach by the Participant of his offer letter,  his Proprietary Information and Inventions Agreement, the Company’s Employee Handbook or applicable law;

(c)           willful or continuing refusal or failure (in either case other than due to death or Disability) by the Participant to substantially perform his or her duties or responsibilities for or owed to the Company; or

(d)           conviction of or plea of guilty or no contest by the Participant to a felony or a crime of moral turpitude.

(ii)           “Disability”  shall mean disability as determined by the Committee in accordance with the standards and procedures similar to those under the Company’s long-term disability plan, if any.  If at any time that the Company does not maintain a long-term disability plan, “Disability” shall mean any physical or mental disability which is determined to be total and permanent by a doctor selected in good faith by the Committee.

5.2           Plan Provisions.  The Participant acknowledges receipt of the Plan and agrees to be bound by the Plan.

5.3           Options Not Transferable.  Options may not be transferred by the Participant (other than by will or laws of descent and distribution). Any attempt by the Participant to effect a transfer of Options that is not permitted by the Plan or this Agreement shall be null and void.

5.4           Code Section 409A.  The parties recognize that certain provisions of this Agreement may be affected by Code Section 409A and agree to negotiate in good faith to amend this Agreement with respect to any changes that the Board or the Committee reasonably determines are necessary or advisable to comply with Code Section 409A.

5.5           Notices.  All notices, requests and demands to or upon the parties hereto shall be in writing (including by telecopy) to be effective, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made, when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy or email notice, when received, addressed as follows to the Company and the Participant, or to such other address as may be hereafter notified by the parties hereto:

(i)           If to the Company, to it at the following address:

iDcentrix, Inc.
2101 Rosecrans Avenue, Suite 4240
El Segundo, CA  90245
Attn:  CEO

With a copy to:

Kelley Drye & Warren LLP
400 Atlantic Street, 13th Floor
Stamford, CT  06902
Attn:  M. Ridgway Barker
Facsimile:  203-327-2669

(ii)           If to the Participant, to his or her most recent primary residential address or business telecopy or email address as shown on the records of the Company.

5.6           No Right to Continued Employment.  The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the Options is contingent upon his or her continued employment by the Company, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Participant any rights with respect to continued employment by the Company.

5.7           Amendments and Conflicting Agreements.  This Agreement may be amended  by a written instrument (a) executed by the parties which specifically states that it is amending this Agreement, (b) executed by the Company which so states if such amendment is not material and adverse to the Participant or relates to administrative matters or (c) executed by the Company if such amendment is made pursuant to the Plan.

5.8           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY JURISDICTION OTHER THAT THE STATE OF NEVADA.

5.9           Interpretation.  Whenever the word “including” is used herein, it shall be deemed to be followed by the phrase “without limitation.”  Unless otherwise specified herein, all determinations, consents, elections and other decisions by the Committee may be made, withheld or delayed in its sole and absolute discretion.

5.10           Agreement Binding on Transferees.  This Agreement may be transferred or assigned by and shall be binding upon the Company, its successors, transferees and assigns.  This Agreement may be transferred and assigned by the Participant, only in connection with a transfer of

Options pursuant to Section 5.2 and shall be binding upon any assignee of the Participant, including his executor, administrator, beneficiaries and permitted transferees.  Any purported assignment not made in accordance with the preceding sentence shall be null and void.

5.11           Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.12           Counterparts.  This Agreement may be executed in counterparts, which together shall constitute one and the same instrument and which will be deemed effective whether received in original form or by other electronic means (including PDF).   Facsimile signatures shall be as effective as original signatures.

5.13           Construction.  The construction of this Agreement is vested in the Committee, and the Committee’s construction shall be final and conclusive on all persons.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer.

IDCENTRIX, INC.

By:
Name:

PARTICIPANT’S ACCEPTANCE

The Participant acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan and hereby accepts the foregoing Options and agrees to be bound by the terms and conditions of this Agreement and the Plan.

PARTICIPANT

Francine Dubois

Employee Stock Option Exercise Form

Employee Name

Social Security Number / National Insurance Number

Address

City	State	Zip /Postal Code

Exercise of  _____________ shares at ___________ per share exercise price equals US$_________ (“total exercise price”), which I represent is being remitted simultaneously herewith in the form of cash in the amount of US$__________.

Employee's original per share exercise price _______________ granted on  mm/ dd / year (price may be different than the above price due to stock splits).

Name(s) to be reflected on stock certificate

       Address________________________________________________________

                      ________________________________________________________